Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement of CTI Group (Holdings) Inc. and its subsidiaries on Form S-8 of our report dated March 28, 2008 on the financial statements of CTI Group (Holdings) Inc. and its subsidiaries appearing in the 2007 Form 10-KSB of CTI Group (Holdings) Inc. and its subsidiaries.
/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Indianapolis, IN
August 21, 2008